Madison Bancorp, Inc. Reports Results
for the Quarter Ended December 31, 2012

For More Information Contact
Michael P. Gavin
 (410) 529-7400
Madison Bancorp, Inc.

Madison Bancorp, Inc. (the Company) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, reported a profit of $72,000 or $0.13 per basic and diluted common share for the three months ended December 31, 2012 as compared to a profit of $18,000 or $0.03 per basic and diluted common share for the three months ended December 31, 2011.

Net income for the nine months ended December 31, 2012 was $206,000 or $0.36 per basic and diluted common share, as compared to net income of $22,000 or $0.04 per basic and diluted common share for the nine months ended December 31, 2011.

Balance Sheet

Total assets decreased $3.5 million, or 2.3%, from $155.2 million at March 31, 2012, to $151.7 million at December 31, 2012 due to a $4.4 million, or 40.7%, decrease in cash and cash equivalents and a $2.4 million, or 2.9%, decrease in net loans receivable, partially offset by a $4.0 million, or 7.6%, increase in investment securities available for sale.

Total deposits decreased by $3.6 million, or 2.6%, to $136.6 million at December 31, 2012 from $140.2 million at March 31, 2012.  This was primarily due to a decrease in our higher cost certificates of deposit partially offset by an increase in savings deposit accounts.

Income Statement

Net income was $72,000 for the three months ended December 31, 2012, compared to $18,000 for the three months ended December 31, 2011.  The increase in net income for the current quarter was primarily the result of an increase in noninterest revenue resulting from the gain on the sale of investment securities and reductions to noninterest expense.  These increases to income were partially offset by a decrease in net interest income.

Net income increased to $206,000 for the nine months ended December 31, 2012, compared to $22,000 for the nine months ended December 31, 2011.  The increase in net income for the current period was primarily the result of increases in noninterest revenue resulting from the gain on the sale of investment securities and a gain on the sale of a portion of real estate owned by the Bank, and a decrease in noninterest expense.  These increases to income were only partially offset by a decrease in net interest income, and an increase in the provision for loan losses.

President and Chief Executive Officer Michael P. Gavin commented, “While we are pleased with the continued improvement in our operating results, having shown profitable results for all three quarters in the year thus far, we remain practical and must consider the many challenges facing the banking industry as a whole, including the continuing low interest rate environment, increasing regulatory requirements and the uncertainty of our current economic environment.  We will, however, continue to focus on asset quality, manage our expenses and provide quality banking services to our customers.”

Madison Square Federal Savings Bank operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012.  Accordingly, actual results may differ from those expressed in the forward-looking statements.

MADISON BANCORP, INC.

Consolidated Statements of Financial Condition

	December 31,	March 31,
	2012	2012
	(Unaudited)	(Audited)

Assets
Cash equivalents and time deposits	$6,867,458	$11,473,188
Investment securities, available for sale	57,417,586	53,389,337
Loans receivable, net	82,561,167	84,986,411
Premises and equipment, net	3,588,559	3,753,712
Other assets	1,265,330	1,642,479
Total assets	$151,700,100	$155,245,127

Liabilities and Shareholders' Equity
Deposits	$136,602,911	$140,181,227
Other liabilities	756,368	909,182
Total liabilities	137,359,279	141,090,409
Total shareholders' equity	14,340,821	14,154,718
Total liabilities & shareholders' equity	$151,700,100	$155,245,127

Consolidated Statements of Operations

	For The Three Months Ended		For The Nine Months Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest revenue	$1,259,319	$1,437,661	$3,938,444	$4,388,857
Interest expense	385,578	495,751	1,239,979	1,529,253
Net interest income	873,741	941,910	2,698,465	2,859,604
Provision for loan losses	61,000	90,000	230,000	211,099
Net interest income after provision for loan losses	812,741	851,910	2,468,465	2,648,505
Noninterest revenue	174,307	98,032	498,727	225,312
Noninterest expense	914,807	931,922	2,760,727	2,852,313
Income before tax expense	72,241	18,020	206,465	21,504
Income tax expense	0	0	0	0
Net income available to common shareholders	$72,241	$18,020	$206,465	$21,504

Earnings per common share - basic	$0.13	$0.03	$0.36	$0.04
Earnings per common share - diluted	$0.13	$0.03	$0.36	$0.04